Exhibit 16.01

                         LIVINGSTON, WACHTELL & CO., LLP
                          Certified Public Accountants
                             29 Broadway, 25th Floor
                         New York, New York 100006-3208
                Tel 212-480-0200 Fax 212-480-1321 www.lwccpa.com
                                Established 1919

February 16, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We previously served as the principal independent accountants of TrueYou.Com, Inc. (the "Company"). In a report dated January 28, 2005, we reported on the financial statements of the Company as of December 31, 2004 and 2003, and for the two year period ended December 31, 2004. On February 13, 2006, the Company's Board of Directors dismissed Livingston, Wachtell & Co, LLP as the Company's independent accountants. We have read the Company's statements included in Item
4.01 of its Current Report on Form 8-K filed with the Securities and Exchange Commission February 14, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the Company's Board of Directors elected to dismiss Livingston, Wachtell & Co, LLP. Furthermore, we are not in a position to agree or disagree with the Company's statements, which appear in paragraphs 3 and 6 of Item 4.01 regarding the new independent accountants.

Very truly yours,

/s Livingston, Wachtell & Co., LLP /
Livingston, Wachtell & Co., LLP